Exhibit 99.1
Federal Home Loan Bank of San Francisco Announces Third Quarter 2020 Operating Results
SAN FRANCISCO, October 29, 2020 — The Federal Home Loan Bank of San Francisco (Bank) today announced that its net income for the third quarter of 2020 was $161 million, compared with net income of $61 million for the third quarter of 2019.
The $100 million increase in net income relative to the prior-year period primarily reflected the Bank's receipt of disgorgement proceeds in connection with a Securities and Exchange Commission enforcement action, in the amount of $85 million, in the third quarter of 2020. The increase also reflected a $35 million increase in net interest income, from $112 million for the third quarter of 2019 to $147 million for the third quarter of 2020. The increase in net interest income was primarily attributable to an increase of $25 million in net fair value gains on designated fair value hedges, from a loss of $11 million for the third quarter of 2019 to a gain of $14 million for the third quarter of 2020, as well as higher spreads on interest-earning assets. These gains were partially offset by an increase in net fair value losses associated with derivatives and financial instruments carried at fair value for the third quarter of 2020 and an $11 million increase in the Affordable Housing Program assessment, which reflected the increase in pre-assessment net income.
Total assets decreased $30.9 billion during the first nine months of 2020, to $75.9 billion at September 30, 2020, from $106.8 billion at December 31, 2019. Total advances decreased $27.7 billion, to $37.7 billion at September 30, 2020, from $65.4 billion at December 31, 2019. The decrease in advances primarily reflected reduced member liquidity needs related to the impact of the COVID-19 pandemic on the economy and on our members. In addition, investments decreased $2.4 billion, to $35.2 billion at September 30, 2020, from $37.6 billion at December 31, 2019.
Accumulated other comprehensive income/(loss) (AOCI) decreased by $138 million during the first nine months of 2020, to $136 million at September 30, 2020, from $274 million at December 31, 2019. The decrease in AOCI during the first nine months of 2020 primarily reflected lower fair values of mortgage-backed securities classified as available-for-sale.
As of September 30, 2020, the Bank was in compliance with all of its regulatory capital requirements. The Bank’s total regulatory capital ratio was 8.0%, exceeding the 4.0% requirement. The Bank had $6.1 billion in permanent capital, exceeding its risk-based capital requirement of $1.4 billion. Total retained earnings as of September 30, 2020, were $3.6 billion.
Today, the Bank’s Board of Directors declared a quarterly cash dividend on the capital stock outstanding during the third quarter of 2020 at an annualized rate of 5.00%. The quarterly dividend rate is consistent with the Bank's dividend philosophy of endeavoring to pay a quarterly dividend at a rate between 5% and 7% annualized. The quarterly dividend will total $33 million, including a de minimis amount in dividends on mandatorily redeemable capital stock that will be reflected as interest expense in the fourth quarter of 2020. The Bank expects to pay the dividend on November 12, 2020. As a result of the COVID-19 pandemic and the measures taken to contain the spread of the virus, U.S. and global economies face great challenges and ongoing uncertainty. To preserve capital in this uncertain environment, the Bank’s Board of Directors has decided to pay a quarterly dividend rate at the low end of the range stated in the Bank's dividend philosophy.

Financial Highlights
(Unaudited)
(Dollars in millions)

Selected Balance Sheet Items at Period End	Sept. 30, 2020	Dec. 31, 2019
Total Assets	$75,870	$106,842
Advances	37,693	65,374
Mortgage Loans Held for Portfolio, Net	2,404	3,314
Investments, Net[1]	35,221	37,637
Consolidated Obligations:
Bonds	54,921	71,372
Discount Notes	13,300	27,376
Mandatorily Redeemable Capital Stock	2	138
Capital Stock – Class B – Putable	2,465	3,000
Unrestricted Retained Earnings	2,858	2,754
Restricted Retained Earnings	761	713
Accumulated Other Comprehensive Income/(Loss)	136	274
Total Capital	6,220	6,741

Selected Other Data at Period End	Sept. 30, 2020	Dec. 31, 2019
Regulatory Capital Ratio[2]	8.02%	6.18%

	Three Months Ended		Nine Months Ended
Selected Operating Results for the Period	Sept. 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
Net Interest Income	$147	$112	$338	$366
Provision for/(Reversal of) Credit Losses	(2)	—	30	—
Other Income/(Loss)	70	3	79	11
Other Expense	40	47	119	138
Affordable Housing Program Assessment	18	7	27	25
Net Income/(Loss)	$161	$61	$241	$214

	Three Months Ended		Nine Months Ended
Selected Other Data for the Period	Sept. 30, 2020	Sept. 30, 2019	Sept. 30, 2020	Sept. 30, 2019
Net Interest Margin[3]	0.69%	0.44%	0.44%	0.46%
Operating Expenses as a Percent of Average Assets	0.17	0.15	0.14	0.14
Return on Average Assets	0.76	0.24	0.32	0.26
Return on Average Equity	10.59	3.65	5.08	4.29
Annualized Dividend Rate[4]	5.00	7.00	5.68	7.00
Average Equity to Average Assets Ratio	7.16	6.47	6.23	6.16

1.    Investments consist of Federal funds sold, interest-bearing deposits, trading securities, available-for-sale securities, held-to-maturity securities, and securities purchased under agreements to resell.
2.    This ratio is calculated as regulatory capital divided by total assets. Regulatory capital includes retained earnings, Class B capital stock, and mandatorily redeemable capital stock (which is classified as a liability) but excludes accumulated other comprehensive income/(loss). Total regulatory capital as of September 30, 2020, was $6.1 billion.
3.    Net interest margin is net interest income (annualized) divided by average interest-earning assets.
4.    Cash dividend declared, recorded, and paid during the period, on the capital stock outstanding during the previous quarter.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco is a member-driven cooperative helping local lenders in Arizona, California, and Nevada build strong communities, create opportunity, and change lives for the better. The tools and resources we provide to our member financial institutions–commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions–foster homeownership, expand access to quality housing, seed or sustain small businesses, and revitalize whole neighborhoods. Together with our members and other partners, we are making the communities we serve more vibrant and resilient.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the Bank’s dividend philosophy and dividend rates. These statements are based on our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “endeavoring,” “will,” and “expects,” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized, including future dividends. These forward-looking statements involve risks and uncertainties including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; future operating results; and allowance for credit losses. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com